Exhibit 99.1

Contacts:

MSC Income Fund, Inc.

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

NEWS RELEASE

MSC Income Fund Announces Release of 2020 Annual Report and Conference Call Schedule

Call Scheduled for 10:00 a.m. Eastern Time on Friday, April 16, 2021

HOUSTON – April 1, 2021 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that it has filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2020.  The Annual Report can be accessed on the Company’s website at www.mscincomefund.com or through the Securities and Exchange Commission’s EDGAR system at www.sec.gov.

The Company has also posted the following materials, each as of December 31, 2020, to its website:

●	Fourth Quarter and Year End 2020 Investor Presentation
●	Fourth Quarter 2020 Executive Summary
●	Fourth Quarter 2020 Summary Financial Information

In conjunction with the release of its Annual Report and the additional materials listed above, the Company has scheduled a telephonic conference call, which will be broadcast live via phone and over the Internet, on Friday, April 16, 2021, at 10:00 a.m. Eastern time.  Investors may listen either by phone or audio webcast.

By Phone:	Dial 412-902-0030 at least 10 minutes before the call. A replay will be available through April 23, 2021 by dialing 201-612-7415 and using the access code 13718342#.
By Webcast:

Connect to the webcast via the Investors section of the Company’s website at www.mscincomefund.com. Please log in at least 10 minutes in advance to register and download any necessary software.  A replay of the conference call will be available on the Company’s website shortly after the call and will be accessible for approximately 30 days.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/new/email-alerts.

For general inquiries regarding the Company, please contact:

MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

For inquiries regarding a specific account or holdings therein, please contact:

Hines Securities Investor Relations

888-220-6121

ABOUT MSC INCOME FUND, INC.

MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million.  The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC

MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940.  It currently manages investments for third parties, including MSC Income Fund, Inc.

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